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                                                                         Ex 10.3

Portions of this document are subject to an application for confidential treatment, and as such have been omitted from this document. The portions that have been omitted are indicated in the text by the marking {***}. The omitted information has been filed separately with the Securities and Exchange Commission.

                COLLABORATION AND INVENTION DISCLOSURE AGREEMENT

      THIS AGREEMENT, effective as of July 8, 2004 (the "Effective Date"), is between the University of Massachusetts, as represented solely by the Medical School at its Worcester campus (the "Medical School"), a public institution of higher education of the Commonwealth of Massachusetts, and CytRx Corporation ("Company"), a Delaware corporation.

                                 R E C I T A L S

      WHEREAS, the University of Massachusetts has licensed technologies from the Medical School to Company in several fields;

      WHEREAS, the Company would like to receive disclosures of future Medical School technologies that are related to the existing licenses of Company; and

      WHEREAS, the Medical School is willing to disclose technology within the fields of RNAi, diabetes, obesity, neurodegenerative diseases including ALS, and CMV and including the fields of Company's current licenses with the Medical School according to the terms of this Agreement.

      THEREFORE, Medical School and Company agree as follows:

1. Disclosure.

      1.1. Definitions.

            (a) "Field" means the fields of RNAi, diabetes, obesity, neurodegenerative diseases including ALS, and CMV.

            (b) "Patent Rights" means invention disclosures, patent applications, and patents that are not obligated to other parties (e.g., by sponsored research agreement) for license by the Medical School within the Field.

      1.2. Disclosure. After the initial internal disclosure according to Medical School policy, the Medical School shall promptly disclose in writing to Company Patent Rights in the Field that are conceived or reduced to practice by the Medical School during the term of this Agreement and within one (1) year thereafter.

      1.3. Sponsored Research Agreements. Concurrently with the execution of this Agreement, the Medical School shall provide a written list of its existing sponsored research agreements that are directed to research in the Field.

      1.4. Warranty Disclaimer. The Medical School represents and warrants that its employees are required to assign to Medical School their entire right, title, and interest in the Patent Rights and that it has authority to grant the disclosure right set forth in this Agreement. MEDICAL SCHOOL MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, Medical School makes no warranty or representation (a) regarding the validity, scope, or patentability of any Patent Rights, (b) that the exploitation the Patent Rights will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party will not infringe the Patent Rights.

2. Consideration for Disclosure Right. In consideration of the rights granted Company under this Agreement, Company shall pay to Medical School a nonrefundable disclosure fee of One Million Five Hundred Thousand Dollars ($1,500,000), payable in eight equal quarterly installments, One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) on the Effective Date and One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) at the beginning of each quarter year after the Effective Date

3. Option to License Patent Rights.

      (a) If Company would like an exclusive option to license any particular Patent Rights that the Medical School discloses, Company must pay the Medical School a nonrefundable option fee of {***}. After timely receipt of said {***} from Company, Medical School grants Company a first option to obtain a worldwide, royalty-bearing, exclusive license with the right to sublicense under its rights in any identified disclosure of Patent Rights to the Company in the Field (the "Option Right"). Company must exercise the Option Right including making the foregoing option payment, upon written notice to Medical School that is received by Medical School within sixty
            (60) days after receipt of the disclosure pursuant to Section 1.2 (the "Option Period"). However, the option fee is {***} for any Patent Rights relating to nucleic acid delivery, stability, formulations, or modifications of nucleic acid that may improve the pharmacological properties of RNAi gene silencing where at least one
            (1) inventor is Michael Czech, Timothy Kowalik, Shan Lu, Tariq Rana, or Zuoshang Xu.

      (a) If Company elects not to exercise the Option Right, or fails to exercise the Option Right during the Option Period, Medical School is free to license its rights under the Patent Rights to any third party. If Company does elect to exercise the Option Right, Medical School and Company shall negotiate in good faith a license agreement containing commercially reasonable terms. Said option fee is creditable against payments received under the terms of the negotiated license agreement. If Medical School and Company do not reach agreement within six (6) months after Company exercises the Option Right (the "Negotiation Period"), Medical School is free to license its rights under the Patent Rights to any third party. However, if the parties fail to reach an agreement within the Negotiation Period, for a period of one (1) year after the Negotiation Period expires the following terms apply:

            (i) Within five (5) business days after expiration of the Negotiation Period, Company may elect to have the terms of the license determined by arbitration by delivering written notice of that election to Medical School. If Company elects arbitration, the arbitration shall be conducted in Boston, Massachusetts, by one (1) independent arbitrator who is experienced in licensing biotechnology intellectual property. The arbitrator shall be chosen by mutual consent of the parties within sixty (60) days after Company elects arbitration. Company shall pay the first Ten Thousand Dollars ($10,000) of the expenses of the arbitration, and thereafter the parties shall share the expenses equally. Each party is responsible for its own legal expenses in association with the arbitration. The arbitration shall be in a format in which the arbitrator shall rule that either Company's or Medical School's proposed terms are the final terms. Once the terms have been established by the arbitrator and delivered in writing to Company, Company has ten (10) days to agree to enter into the license agreement on those terms or to reject those terms. If Company rejects those terms, Medical School thereafter is free to license its rights under the Patent Rights to any third party without further notice to Company, provided that the terms of that license are no more favorable to the licensee than those that were proposed by Company in the arbitration.

            (ii) If Company does not elect arbitration pursuant to Section 3(b)(i), Medical School is free to license its rights under the Patent Rights to any third party, provided that the terms of that license are no more favorable to the licensee than the last offer made by Medical School to Company, unless Medical School first provides Company with written notice of Medical School's intention to make a more favorable offer (the "Proposed Offer") and Company either declines in writing to accept the Proposed Offer or fails to respond to the Proposed Offer within thirty (30) days after receiving the notice.

4. Maintenance of and Responsibility for Patent Rights. Medical School is responsible at its expense and in its sole discretion for the preparation, filing, prosecution, and maintenance of the Patent Rights.

5. Information Exchange.

      5.1. Purpose. During the term of this Agreement, Company and Medical School are likely to exchange information relating to the Patent Rights. The following provisions are intended to protect the confidential or proprietary information of each party during this period of information exchange.

      5.2. Definition of Confidential Information. "Confidential Information" means any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement, provided that the information is specifically designated as confidential. Confidential Information includes, without limitation, any information relating to the Patent Rights. The Disclosing Party shall mark Confidential Information that is disclosed in writing with a legend indicating its confidential status (such as, "Confidential" or "Proprietary"). The Disclosing Party shall document Confidential Information that is disclosed orally or visually in a written notice and deliver it to the Receiving Party within thirty (30) days after the disclosure. The notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

      5.3. Obligations. For five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (a) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (b) use Confidential Information solely for the purposes of this Agreement; and (c) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.

      5.4. Exceptions. The obligations of the Receiving Party under Section 5.3. above do not apply to the extent the Receiving Party can demonstrate that the Confidential Information (a) was in the public domain prior to the time of its disclosure under this Agreement; (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (c) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (d) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (e) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.

      5.5. Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its information to the Disclosing Party) owns its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except the Receiving Party may retain one copy of the Confidential Information solely for the purpose of monitoring its obligations under this Agreement.

6. Term and Termination.

      6.1. Term. This Agreement commences on the Effective Date and remains in effect for two (2) years, unless earlier terminated in accordance with the provisions of this Agreement. However, Section 1.2 and Article 3 survive expiration of the term of this Agreement in accordance with the terms of those sections. Company may extend the term for one (1) additional year upon payment of Seven Hundred Fifty Thousand Dollars ($750,000), payable in four equal quarterly installments to Medical School of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) commencing on the second anniversary of the Effective Date and at the beginning of each quarter thereafter.

      6.2. Termination for Default. If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty
(60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due Medical School under this Agreement, Company shall have only one opportunity to cure a material breach for which it receives notice as described above; any subsequent material breach by Company will entitle Medical School to terminate this Agreement immediately upon written notice to Company, without the sixty-day cure period.

      6.3. Effect of Termination. The following provisions survive the expiration or termination of this Agreement: Articles 3 and 5; Sections 1.2., 7.1., and 7.6.

      6.4. Force Majeure. Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation, fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

7. Miscellaneous.

      7.1. Publicity Restrictions. Neither party may use the name of the other or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of those names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the other party. The foregoing notwithstanding, Company may disclose such information without the consent of Medical School in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company shall provide Medical School at least ten (10) days' (or a shorter period in order to enable Company to make a timely announcement, while affording Medical School the maximum feasible time to review the announcement) prior written notice of the proposed text for the purpose of giving Medical School the opportunity to comment on the text.

      7.2. Research Partially Funded by Grants.

            (a) Federal Government. To the extent that any invention claimed in the Patent Rights has been partially funded by the federal government, this Agreement and the grant of any rights in the invention is subject to and governed by federal law as set forth in 35 U.S.C. Sections 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. If any term of this Agreement fails to conform to those laws and regulations, the relevant term is invalid and the parties shall modify the term pursuant to Section 7.8.

            (b) Other Organizations. To the extent that any invention claimed in the Patent Rights has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in the invention is subject to and governed by the terms of the applicable research grant. If any term of this Agreement fails to conform to those terms, the relevant term is invalid and the parties shall modify the term pursuant to
Section 7.8.

      7.3. Tax-Exempt Status. Company acknowledges that Medical School, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code. Company also acknowledges that certain facilities in which the inventions subject to the license disclosure were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to Medical School reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of Medical School or the bonds used to finance Medical School facilities, the relevant term is invalid and the parties shall modify the term pursuant to Section 7.8.

      7.4. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, including without limitation, in connection with a merger, consolidation, or sale of all or substantially all of its assets or that portion of its business (including any subsidiary) to which this Agreement relates, which consent may not be unreasonably withheld or delayed.

      7.5. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance, whether or not similar.

      7.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles. Any action regarding this Agreement shall be brought in Massachusetts Superior Court, Suffolk County.

      7.7. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier or registered or certified mail, postage prepaid, return receipt requested, to the following addresses of the parties:

If to Medical School:

Office of Technology Management
University of Massachusetts
365 Plantation Avenue
Worcester, MA  01655
Attention: Executive Director

If to Company:

CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
      Attention:    Steven A. Kriegsman
      Invoices to:  Steven A. Kriegsman

All notices under this Agreement are effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

      7.8. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

      7.9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter. The parties acknowledge that this Agreement has no effect on and does not limit any of Company's rights under any specific license or sponsored research agreements that have been executed between the parties prior to or within thirty
(30) days after the Effective Date.

      The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS                 CYTRX CORPORATION

By: /s/ CHESTER A. BISBEE, Ph.D., J.D.      By: /s/ STEVEN A. KRIEGSMAN
    -----------------------------------         --------------------------------
Name:  Chester A. Bisbee, Ph.D., J.D.       Name:  Steven A. Kriegsman
Title: Assistant Director, OTM              Title: Chief Executive Officer